SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

August 6, 2007

HYDROGEN POWER, INC.

(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

201 ELLIOTT AVENUE, SUITE 400

SEATTLE, WASHINGTON 98119

 (Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (206) 223-0506

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

In March 2004, Hydrogen Power, Inc. issued convertible promissory notes (the “Notes”) with the aggregate principal amount of $5,000,000 with two financial institutions, Pandora Select Partners L.P., a British Virgin Islands limited partnership (“Pandora”) and Whitebox Hedged High Yield Partners L.P., a British Virgin Islands limited partnership (“Whitebox”, together with Pandora, the “Lenders” ). The Notes carry a stated interest rate of 7% per annum and have a 45-month term. Interest only payments were due April 2004 through June 2004. Beginning in July 2004, principal and interest payments amortize over the remaining 42-month period. The Notes are senior to all other debt of the Company and are collateralized by all assets of Chex as defined in the security agreement. The Notes require the Company to maintain cash balances of 140% of the outstanding principal balance.

On September 15, 2005, the notes were amended to reduce the conversion rate to $5.50 per share. On December 29, 2006, the Company entered into a Note and Security Amendment Agreement (the “Amended Note”) dated December 29, 2006 with the Lenders, pursuant to which the Company agreed to amend certain terms of the Notes, including increasing the interest rate applicable to the Notes from 7% per annum to 10% per annum, resulting in an increase to the monthly payment amount of approximately $14,300. Additionally, the default interest rate increased from 10% to 13%.

The Company made a payment on the Notes in the Month of July of $575,000, bringing the balances due current thru July 2007. The Company did not make the required payment for August of approximately $149,000 and is currently in default. Further, the Company is currently not in compliance with the covenant to maintain cash balances of 140% of the outstanding principal balance.

On August 6, 2007, the Company received a notice of default from the Lenders demanding immediate of all monies due under the Notes due to multiple events of default, including failure to make payments when due. Pursuant to the declaration of an event of default, the Lenders have declared the entire outstanding and unpaid principal amount of the Notes, together with the accrued and unpaid interest immediately due and payable. As of August 3, 2007, the total amount due to the Lenders is $913,092.41 The Company does not have the financial resources to pay the amounts due under the Notes. The Lenders have also demanded delivery of the original stock certificate for 3.5 million shares of common stock of FastFunds Financial Corporation pursuant to the terms of a Stock Pledge Agreement dated September 15, 2005. As of June 30, 2007, the Company owns approximately 48% of the outstanding common stock of FastFunds Financial Corporation. The Notes are collateralized by all of the assets of the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN POWER, INC.
Date: August 9, 2007	By: /s/ David J. Cade _________________________ David J. Cade, Chief Executive Officer